Exhibit 5.1

Mourant Ozannes (Cayman) LLP 94 Solaris Avenue Camana Bay PO Box 1348 Grand Cayman KY1-1108 Cayman Islands T +1 345 949 4123 F +1 345 949 4647

Starbox Group Holdings Ltd.

Suite 102, Cannon Place

North Sound Rd.

George Town

Grand Cayman KY1-9006

Cayman Islands

9 April 2024

Starbox Group Holdings Ltd. (the Company)

We have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-3 (the Registration Statement) to be filed with the U.S. Securities and Exchange Commission (the Commission) under the U.S. Securities Act of 1933, as amended, relating to the registration of 38,000,000 ordinary shares in the Company of par value US$0.001125 each (the Offer Shares) which are to be offered by the Selling Shareholders (as defined in the Registration Statement).

1.	Documents Reviewed

1.1	For the purposes of this opinion letter, we have examined a copy of each of the following documents:

(a)	the certificate of incorporation of the Company dated 13 September 2021;

(b)	the amended and restated memorandum and articles of association of the Company (the M&A) adopted by a special resolution dated 8 June 2022 (the Shareholders’ Resolution);

(c)	the Company’s register of directors and officers that was provided to us by the Company on 6 September 2023 (together with the M&A, the Company Records);

(d)	a copy of the Company’s register of members and shareholder list that was provided to us by the Company on 2 April 2024 (the Register of Members);

(e)	written resolutions of the board of directors of the Company passed on 9 April 2024 approving (among other things) the offering of the Offer Shares and the filing of the Registration Statement (the Resolutions);

(f)	a certificate of good standing dated 4 April 2024, issued by the Registrar of Companies (the Registrar) in the Cayman Islands (the Certificate of Good Standing); and

(g)	the Registration Statement.

Mourant Ozannes (Cayman) LLP is a Cayman Islands limited liability partnership which was registered on 1 February 2022 on the conversion of the Cayman Islands firm of Mourant Ozannes to a limited liability partnership, pursuant to Part 6 of the Limited Liability Partnership Act (2021 Revision) of the Cayman Islands

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2.	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions, we have relied upon the following assumptions, which we have not independently verified:

2.1	copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.2	where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of the draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3	the accuracy and completeness of all factual representations made in the documents reviewed by us;

2.4	the genuineness of all signatures and seals;

2.5	the Resolutions are in full force and effect and have not been amended, revoked or superseded;

2.6	there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below;

2.7	the directors of the Company have not exceeded any applicable allotment authority conferred on the directors by the shareholders;

2.8	upon issue of the Offer Shares the Company received in full the consideration for which the Company agreed to issue the Offer Shares, which was equal to at least the par value thereof;

2.9	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement has been duly filed with the Commission;

2.10	each director of the Company (and any alternate director) has disclosed to each other director any interest of that director (or alternate director) in the transactions contemplated by the Registration Statement in accordance with the M&A;

2.11	the Company is not insolvent, will not be insolvent and will not become insolvent as a result of executing, or performing its obligations under the Registration Statement and no steps have been taken to wind up the Company or appoint a receiver in respect of the Company or any of its assets;

2.12	the Company Records were, when reviewed by us, and remain at the date of this opinion accurate and complete; and

2.13	the Register of Members accurately identified the names of all members of the Company as at the date of the Shareholders’ Resolution.

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3.	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is incorporated under the Companies Act (as amended) of the Cayman Islands (the Companies Act), validly exists under the laws of the Cayman Islands as an exempted company and is in good standing with the Registrar. The Company is deemed to be in good standing on the date of issue of the Certificate of Good Standing if it:

(a)	has paid all fees and penalties under the Companies Act; and

(b)	is not, to the Registrar’s knowledge, in default under the Companies Act.

3.2	Based solely on our review of the M&A, the authorised share capital of the Company is US$999,000 divided into 888,000,000 shares comprising of (a) 883,000,000 ordinary shares of a par value of US$0.001125 each and (b) 5,000,000 preferred shares of a par value of US US$0.001125 each.

3.3	The issue and allotment of the Offer Shares has been duly authorised.

3.4	As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders). Based solely on our review of the Register of Members and the Resolutions, the Offer Shares were legally issued and allotted, fully paid and non-assessable.

4.	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

In this opinion the phrase non-assessable means, with respect to Shares in the Company, that a member shall not, solely by virtue of its status as a member, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances and subject to the M&A, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

5.	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading Legal Matters in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Mourant Ozannes (Cayman) LLP

Mourant Ozannes (Cayman) LLP

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